EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $2.2 Million, or $0.21 Per Diluted Share, in First Quarter 2008, and Total Assets of $1.51 Billion

HOUSTON, April 29, 2008 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the first quarter of 2008.

First Quarter Highlights

 * Net income of $2.2 million for the first quarter of 2008 was down approximately 27.7% compared with $3.1 million for the same quarter in 2007.
 * Diluted earnings per share for the first quarter of 2008 were $0.21 compared with $0.28 for the first quarter of 2007.
 * Asset Quality
   -- Net nonperforming assets to total assets at March 31, 2008 increased slightly to 0.54% from 0.46% at December 31, 2007, but was down compared with 0.60% at March 31, 2007.
   -- Net charge-offs for the first quarter of 2008 were $121,000 or
      0.01% of total loans compared with net recoveries of $327,000 for the first quarter of 2007, and net charge-offs of $1.1 million or 0.09% of total loans for the fourth quarter of 2007.
   -- Provision for loan losses for the first quarter of 2008 increased to $1.6 million compared with $137,000 for the first quarter of 2007, and $1.4 million for the fourth quarter of
      2007. Provision for loan losses increased primarily as a result of loan growth and concerns about the general economic
      conditions in California.  The ratio of the allowance for loan losses to total loans increased from 1.09% at December 31, 2007 to 1.17% at March 31, 2008.
 * Total loans increased to $1.24 billion at March 31, 2008, a 3.4%
   increase from December 31, 2007, and a 23.5% increase compared with
   March 31, 2007.
 * The second representative office of MetroBank in China, located in the city of Chongqing, opened during the first quarter of 2008.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "The management team at MetroCorp continued to focus and execute without being distracted by the slow down of the overall economy. The underwriting philosophy and processes implemented during the past few years, have helped to maintain our asset quality despite a downturn of the overall credit environment. The net charge-offs for the first quarter of 2008 of $121,000 and a slight increase in the ratio of net nonperforming assets to total assets from 0.46% at December 31, 2007 to 0.54% at March 31, 2008 reflect stable asset quality for the Company.

"Our loan loss provision increased $1.5 million compared with the first quarter of 2007 primarily as a result of loan growth and to build the allowance for loan losses because of our concerns about the overall economic conditions in California.

"Management continues to improve efficiency for the Company through streamlining operations, while growing our total assets from $1.28 billion at March 31, 2007 to $1.51 billion at March 31, 2008. Our FTE declined to 336 at March 31, 2008 compared with 360 at March 31, 2007. Notwithstanding the short-term outlook of the weaker economic conditions, we believe that we are on track with our 2008 and long-term strategic plan."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended March 31, 2008 was $14.0 million, up approximately $359,000 or 2.6% compared with $13.6 million for the same period in 2007.

The net interest margin for the three months ended March 31, 2008 was 4.09%, down from 4.62% for the same period in 2007 primarily due to rate cuts by the Federal Reserve. For the three months ended March 31, 2008 compared with the same period in 2007, the yield on average earning assets decreased 67 basis points, and the cost of average earning assets decreased 14 basis points.

Interest income for the three months ended March 31, 2008 was $25.1 million, up approximately $1.5 million or 6.2% compared with $23.6 million for the same period in 2007 mainly due to loan growth. Average earning assets grew 15.0% during the first quarter of 2008 compared with the same period in 2007. Average total loans increased 30.2% to $1.22 billion in the first quarter of 2008 compared with $933.8 million for the first quarter of 2007, offsetting the decline in other earning assets. The yield on average earning assets for the first quarter of 2008 was 7.33% compared with 8.00% for the first quarter of 2007. The decline in yield for the three months ended March 31, 2008 was the result of interest rate cuts by the Federal Reserve.

Interest expense for the three months ended March 31, 2008 was $11.1 million, up approximately $1.1 million or 11.1% compared with $10.0 million for the same period in 2007 primarily due to growth in money market accounts and an increase in other borrowings. Average interest-bearing deposits were $980.9 million for the first quarter of 2008 compared with $872.0 million for the first quarter of 2007, an increase of 12.5%. The cost of interest-bearing deposits for the first quarter of 2008 was 3.96% compared with 4.24% for the first quarter of 2007, with the decrease due to interest rate cuts by the Federal Reserve.

Noninterest income and expense

Noninterest income for the three months ended March 31, 2008 was $2.1 million, up $463,000 or 27.8% compared with the same period in 2007 primarily due to increases in the cash value of bank owned life insurance, letter of credit commissions and fees, and the gain on sale of loans.

Noninterest expense for the three months ended March 31, 2008 was $11.0 million, up approximately $738,000 or 7.2% compared with $10.2 million for the same period in 2007 primarily due to increases in salaries and benefits expense. Salaries and benefits expense for the three months ended March 31, 2008 was $6.5 million, up $740,000 compared with $5.7 million for the same period in 2007 primarily due to increases in bonus accrual, salary expense due to increased personnel in California, employee health care benefits, severance expenses, and stock-based compensation expense.

Occupancy and equipment expense of $2.0 million and other noninterest expense of $2.5 million for the three months ended March 31, 2008 were approximately the same compared with the first quarter of 2007.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge offs/recoveries for the quarters indicated:

                                           As of and for the three
                                                months ended
                                       -------------------------------
                                       March 31,   Dec. 31,  March 31,
                                         2008        2007      2007
                                       ---------  ---------  ---------
                                            (dollars in thousands)

 Allowance for Loan Losses
 -------------------------
 Balance at beginning of quarter       $  13,125  $  12,865  $  11,436
 Provision for loan losses for quarter     1,584      1,372        137
 Net (charge-offs)/recoveries for
  quarter                                   (121)    (1,112)       327
                                       ---------  ---------  ---------
 Balance at end of quarter             $  14,588  $  13,125  $  11,900
                                       =========  =========  =========

 Allowance for loan losses to total
  loans                                     1.17%      1.09%      1.18%
 Net(charge-offs)/recoveries to total
  loans                                    (0.01%)    (0.09%)     0.03%

The provision for loan losses for the three months ended March 31, 2008 was $1.6 million, an increase of $1.5 million compared with $137,000 for the same period in 2007. The increase was primarily due to loan growth and to increase the allowance for loan losses because of concerns about the general economic conditions in California. The allowance for loan losses as a percent of total loans was 1.17% at March 31, 2008, down slightly compared with 1.18% at March 31, 2007 but up from 1.09% at December 31, 2007.

Net charge offs for the three months ended March 31, 2008 were $121,000 compared with net recoveries of $327,000 for the three months ended March 31, 2007. The first quarter 2008 net charge offs were primarily the result of a $90,000 partial charge off related to a real estate development loan in California.

Asset Quality

The following table summarizes nonperforming assets for the quarters indicated:

                                         As of      As of      As of
                                       March 31,   Dec. 31,  March 31,
                                         2008        2007      2007
                                       ---------  ---------  ---------
                                            (dollars in thousands)

 Nonperforming Assets
 --------------------
 Nonaccrual loans                      $   9,264  $   6,336  $   7,383
 Accruing loans 90 days or more past
  due                                        131      1,284        250
 Other real estate ("ORE")                 1,264      1,474      2,657
                                       ---------  ---------  ---------
   Total nonperforming assets             10,659      9,094     10,290

 Less nonperforming loans guaranteed
  by the SBA, Ex-Im Bank, or the OCCGF    (2,467)    (2,309)    (2,596)
                                       ---------  ---------  ---------
   Net nonperforming assets            $   8,192  $   6,785  $   7,694
                                       =========  =========  =========

 Net nonperforming assets to total
  assets                                    0.54%      0.46%      0.60%

Total nonperforming assets increased $1.6 million to $10.7 million at March 31, 2008 from $9.1 million at December 31, 2007. During the first quarter 2008, nonaccrual loans increased by $2.9 million compared with December 31, 2007 primarily as a result of a $1.3 million loan relationship in Texas and a $1.2 million loan relationship in California being moved to nonaccrual status. On a linked-quarter basis compared with December 31, 2007, other real estate decreased $210,000 primarily due to the sale of two properties in Texas.

At March 31, 2008, total nonperforming assets consisted of $9.3 million in nonaccrual loans, $131,000 in accruing loans that were 90 days or more past due, and $1.3 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at March 31, 2008, were $8.2 million compared with $6.8 million at December 31, 2007. Approximately $6.1 million of the nonaccrual loans are collateralized by real estate, which represented 66.0% of total nonaccrual loans at March 31, 2008. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Wednesday April 30, 2008, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2008 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2008, the Company had consolidated assets of $1.5 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; (7) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

                     MetroCorp Bancshares, Inc.
         (In thousands, except share and per share amounts)
                             (Unaudited)

                                              March 31,    December 31,
                                                2008           2007
                                             -----------   -----------
 Consolidated Balance Sheets
 ---------------------------
                   Assets
 Cash and due from banks                     $    34,444   $    28,889
 Federal funds sold and other short-term
  investments                                     24,394        17,381
                                             -----------   -----------
   Total cash and cash equivalents                58,838        46,270
 Securities available-for-sale, at fair value    128,511       137,749
 Other investments                                 8,143         6,886
 Loans, net of allowance for loan losses of
  $14,588 and $13,125, respectively            1,227,676     1,188,786
 Accrued interest receivable                       5,885         6,462
 Premises and equipment, net                       8,353         8,795
 Goodwill                                         21,827        21,827
 Core deposit intangibles                            693           756
 Customers' liability on acceptances              13,180         5,967
 Foreclosed assets, net                            1,264         1,474
 Other assets                                     35,414        34,734
                                             -----------   -----------
  Total assets                               $ 1,509,784   $ 1,459,706
                                             ===========   ===========

     Liabilities and Shareholders' Equity
 Deposits:
  Noninterest-bearing                        $   205,228   $   209,223
  Interest-bearing                               991,720       981,820
                                             -----------   -----------
   Total deposits                              1,196,948     1,191,043
 Junior subordinated debentures                   36,083        36,083
 Other borrowings                                132,367        99,796
 Accrued interest payable                          1,340         1,727
 Acceptances outstanding                          13,180         5,967
 Other liabilities                                 9,624         7,680
                                             -----------   -----------
  Total liabilities                            1,389,542     1,342,296
 Commitments and contingencies                        --            --
 Shareholders' Equity:
  Common stock, $1.00 par value, 50,000,000
   shares authorized; 10,994,965 shares issued
   and 10,846,011 shares and 10,825,837 shares
   outstanding at March 31, 2008 and
   December 31, 2007, respectively                10,995        10,995
  Additional paid-in-capital                      27,549        27,386
  Retained earnings                               84,013        82,211
  Accumulated other comprehensive loss              (241)         (786)
  Treasury stock, at cost                         (2,074)       (2,396)
                                             -----------   -----------
   Total shareholders' equity                    120,242       117,410
                                             -----------   -----------
   Total liabilities and shareholders'
    equity                                   $ 1,509,784   $ 1,459,706
                                             ===========   ===========

 Nonperforming Assets and Asset Quality Ratios
 ---------------------------------------------
 Nonaccrual loans                            $     9,264   $     6,336
 Accruing loans 90 days or more past due             131         1,284
 Other real estate ("ORE")                         1,264         1,474
                                             -----------   -----------
 Total nonperforming assets                       10,659         9,094
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                   (2,467)       (2,309)
                                             -----------   -----------
 Net nonperforming assets                    $     8,192   $     6,785
                                             ===========   ===========

 Net nonperforming assets to total assets           0.54%         0.46%
 Net nonperforming assets to total loans and
  ORE                                               0.66%         0.56%
 Allowance for loan losses to total loans           1.17%         1.09%
 Allowance for loan losses to net
  nonperforming loans                             210.57%       247.13%
 Total loans to total deposits                    103.79%       100.91%

                     MetroCorp Bancshares, Inc.
              (In thousands, except per share amounts)
                             (Unaudited)

                                               For the three months
                                                  ended March 31
                                             -------------------------
                                                2008           2007
                                             -----------   -----------
 Average Balance Sheet Data
 --------------------------
 Total assets                                $ 1,470,463   $ 1,261,546
 Securities                                      134,460       181,728
 Total loans                                   1,215,736       933,829
 Allowance for loan losses                       (13,933)      (11,641)
 Net loans                                     1,201,803       922,188
 Total interest-earning assets                 1,375,782     1,195,971
 Total deposits                                1,180,748     1,074,235
 FHLB and other borrowings                       149,680        62,778
 Total shareholders' equity                      119,660       108,143

 Income Statement Data
 ---------------------
 Interest income:
  Loans                                      $    23,400   $    20,621
  Securities:
   Taxable                                         1,372         1,864
   Tax-exempt                                         73            85
  Federal funds sold and other short-term
   investments                                       224         1,036
                                             -----------   -----------
    Total interest income                         25,069        23,606
 Interest expense:
  Time deposits                                    7,601         7,601
  Demand and savings deposits                      2,065         1,525
  Other borrowings                                 1,408           844
                                             -----------   -----------
    Total interest expense                        11,074         9,970
 Net interest income                              13,995        13,636
 Provision for loan losses                         1,584           137
                                             -----------   -----------
 Net interest income after provision for
  loan losses                                     12,411        13,499
 Noninterest income:
  Service fees                                     1,243         1,216
  Other loan-related fees                            181           177
  Letters of credit commissions and fees             267           204
  Gain on securities, net                             24            --
  Gain on sale of loans, net                          51            --
  Other noninterest income                           363            69
                                             -----------   -----------
    Total noninterest income                       2,129         1,666
 Noninterest expense:
  Salaries and employee benefits                   6,486         5,746
  Occupancy and equipment                          1,959         1,970
  Foreclosed assets, net                              57            42
  Other noninterest expense                        2,461         2,467
                                             -----------   -----------
    Total noninterest expense                     10,963        10,225
 Income before provision for income taxes          3,577         4,940
 Provision for income taxes                        1,342         1,850
                                             -----------   -----------
 Net income                                  $     2,235   $     3,090
                                             ===========   ===========

 Per Share Data
 --------------
 Earnings per share - basic                  $      0.21   $      0.28
 Earnings per share - diluted                       0.21          0.28
 Weighted average shares outstanding:
  Basic                                           10,811        10,953
  Diluted                                         10,897        11,163
  Dividends per common share                 $      0.04   $      0.04

 Performance Ratio Data
 ----------------------
 Return on average assets                           0.61%         0.99%
 Return on average shareholders' equity             7.51%        11.59%
 Net interest margin                                4.09%         4.62%
 Efficiency ratio                                  67.99%        66.82%
 Equity to assets (average)                         8.14%         8.57%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876